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                     September 30, 2021

       Stephen C. Smith
       Chief Executive Officer
       Seaport Global Acquisition Corp
       360 Madison Avenue, 20 th Floor
       New York, NY 10017

                                                        Re: Seaport Global
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 24,
2021
                                                            File No. 001-39741

       Dear Mr. Smith:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Frank Lopez